                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                                   -----------------------------
FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER          3235-0287
    subject to Section 16. Form 4                  Expires:   September 30, 1998
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*

   Syal                               Madan
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  (Last)                             (First)                         (Middle)

                             c/o OSI Systems, Inc.
                             12525 Chadron Avenue
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                                    (Street)

Hawthorne                              Ca.                            90250
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

                           OSI Systems, Inc. (OSIS)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

                                     10/01
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


           [X]  Director                    [_]  10% Owner

           [_]  Officer (give title below)  [_]  Other (Specify below)


                   ----------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Common Stock                    9/21/01     S             10,054      D       $8.20         85,625           I       By Syal Trust
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)
                                                                         (Over)
                                                                SEC 1473 (8-92)


1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of                         (Instr. 8)        or Disposed (D) of           Date
                                    Derivative      (Month/Day/                       (Instr. 3, 4, and 5)          (Month/Day/
                                    Security         Year)                                                          Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security                Securities Beneficially      of Derivative Security:      Beneficial Ownership
                                                     Owned at End of Month        Direct (D) or
  (Instr. 3 and 4)           (Instr. 5)                                           Indirect (I)                 (Instr. 4)
------------------------                             (Instr. 4)
  Title      Amount or                                                            (Instr. 4)
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                     /s/ Madan Syal                 10/05/01
                              _______________________________    ______________
                              **Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


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